Exhibit 5.1

July 1, 2019

[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]

The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Ladies and Gentlemen:

We have acted as counsel to The Blackstone Group Inc., a Delaware corporation (the “Company”), in connection with the Registration Statements on Form S-8 (File No. 333-143948, File No. 333-157635, File No. 333-165115, File No. 333-172451, File No. 333-179775, File No. 333-186999, File No. 333-194234, File No. 333-202359, File No. 333-209758, File No. 333-216225, File No. 333-223346 and File No. 333-230020), each as amended by Post-Effective Amendment No. 1 (as amended, the “Registration Statements”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to 171,502,746 shares of Class A common stock of the Company, par value $0.00001 (the “Shares”), pursuant to The Blackstone Group Inc. Amended and Restated 2007 Equity Incentive Plan (the “Plan”).

We have examined the Registration Statements, the Certificate of Incorporation of the Company and the Bylaws of the Company, which have been filed with the Commission as exhibits to the Registration Statements. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, upon issuance and delivery in accordance with the Plan, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to Post-Effective Amendment No. 1 to the Registration Statements and to the use of our name under the caption “Interests of Named Experts and Counsel” contained in the Registration Statements.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP